Exhibit 3.1

FIRST AMENDMENT

TO

AMENDED BY-LAWS

OF

SINCLAIR BROADCAST GROUP, INC.

                The Amended By-laws of Sinclair Broadcast Group, Inc. (the “By-laws”) are hereby amended by deleting Section 1 of Article V thereof in its entirety and inserting the following in lieu thereof:

“SECTION 1.         Stock Certificates; Uncertificated Shares.

The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares, provided that such uncertificated shares are not inconsistent with law or with the Charter.  Every holder of stock of the Corporation represented by certificates shall be entitled to have a certificate representing the number of shares held by such holder registered in certificate form. Each stock certificate shall include on its face the name of the Corporation, the name of the stockholder and the class of stock and number of shares represented by the certificate and be in such form, not inconsistent with law or with the Charter, as shall be approved by the Board of Directors. Each stock certificate shall be signed by the President, a Vice President, or the Chairman of the Board and countersigned by the Secretary, an Assistant Secretary, the Treasurer, or an Assistant Treasurer. Each certificate may be sealed with the actual corporate seal or a facsimile of it or in any other form and the signatures may be either manual or facsimile signatures. A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued.

If the Corporation is authorized to issue more than one class of stock, the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the stock of each class which the Corporation is authorized to issue, shall be set forth in full or summarized on the face or back of each certificate representing shares of such class. In lieu of a full statement or summary of the foregoing requirements, the certificate may state that the Corporation will furnish a full statement of the required information to any stockholder on request and without charge.

Each certificate for shares of stock which are subject to any restriction on transfer shall contain a full statement of the restriction or state that the Corporation will furnish information about the restriction to the stockholder on request and without charge. The fact that a stock certificate does not contain or refer to a restriction on transferability that is adopted after the date of issuance of the stock certificate does not mean that the restriction is invalid or unenforceable.

At the time of issue or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Section 2-211 of the Corporations and Associations Article of the Annotated Code of Maryland.”

This Amendment shall be effective October 30, 2007 and, except as aforesaid, the By-laws shall remain in full force and effect.